Exhibit 99.1


                                NEWS RELEASE

 HEXCEL CORPORATION, 281 TRESSER BOULEVARD, STAMFORD, CT 06901 (203) 969-0666

                                    CONTACTS    FINANCIAL:
                                                STEPHEN C. FORSYTH
                                                203-969-0666 EXT. 425
                                                STEPHEN.FORSYTH@HEXCEL.COM

                                                MEDIA:
                                                MICHAEL W. BACAL
                                                203-969-0666 EXT. 426
                                                michael.bacal@hexcel.com



       INVESTOR GROUP LED BY GOLDMAN SACHS TO PURCHASE APPROXIMATELY
            14.5 MILLION SHARES OF HEXCEL COMMON STOCK OWNED BY
                          CIBA SPECIALTY CHEMICALS



STAMFORD, CT, October 11, 2000 - Hexcel Corporation (NYSE/PCX: HXL) today announced that Ciba Specialty Chemicals has entered into an agreement to sell approximately 14.5 million of the approximately 18 million shares of Hexcel common stock it owns to an investor group affiliated with Goldman Sachs ("Investor Group"). The acquired shares represent approximately 39% of Hexcel's outstanding common stock. In addition, Hexcel and the Investor Group have agreed to a governance agreement which will become effective on the closing of the transaction. The transaction required and received the consent of Hexcel's independent directors. Under the governance agreement, the Investor Group will have the right to designate three directors to sit on Hexcel's ten member board of directors. The transaction is subject to customary closing conditions including receiving consent from Hexcel's senior credit facility lenders and regulatory approvals. The transaction is anticipated to be completed well before year-end.

Mr. John J. Lee, Chairman and CEO commented: "We are grateful for the support Ciba has provided to the company since we formed the world's largest producer of advanced structural materials through the merger of our composite businesses in 1996. Now as Ciba focuses on its own strategic direction, we are delighted to have a highly regarded financial investor such as Goldman Sachs become a major shareholder in our company at a time when the Company feels it is well positioned to take advantage of growth opportunities in the major markets it serves."

The Ciba shares are being purchased by Goldman Sachs at a price of $11.00 per share for a total investment of approximately $160 million. Mr. Sanjeev Mehra, a managing director of Goldman Sachs, speaking on behalf of the Investor Group commented: "We are excited about the opportunity to partner with Hexcel and its strong management team to support the company in the execution of its strategy and to further build on its leading worldwide market positions."

Mr. Lee concluded: "The price being paid by the Investor Group reflects the relative illiquidity of Ciba's shareholding as well as the significant restrictions imposed upon Ciba and the Investor Group under their governance agreements with the company."

Once the transaction closes, Ciba will own approximately 3.5 million shares of Hexcel common stock and its governance agreement with Hexcel, including its right to designate directors, will terminate. Ciba has stated that its investment in Hexcel is non-strategic and it is anticipated that Ciba will explore options for the future disposition of its remaining interest in the company.

Hexcel will host a conference call at 11am EDT, tomorrow, Thursday, October 12 to discuss this transaction and respond to questions. The call will be simultaneously hosted on Hexcel's web site at www.hexcel.com/investors/index.html Replays of the call will be available on the web site for approximately seven days.

                                   * * *

Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial, and recreation applications.


                  DISCLAIMER ON FORWARD LOOKING STATEMENTS
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This press release contains statements that are forward looking, including statements relating to the anticipated growth of most of the markets the company serves. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, increased competition, product mix, and currency exchange rate changes. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.
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